Exhibit 99.2

OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

Condensed Balance Sheets

(In millions, except per share data)

(Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$315.6	$392.0	$196.8
Receivables, net	813.2	783.4	303.8
Income taxes receivable	36.3	32.9	15.1
Inventories	679.5	685.2	216.1
Current deferred income taxes	—	—	54.0
Other current assets	32.8	39.9	17.4

Total current assets	1,877.4	1,933.4	803.2
Property, plant and equipment (less accumulated depreciation of $1,587.9, $1,499.4 and $1,357.9)	3,859.0	3,953.4	919.9
Deferred income taxes	107.4	95.9	12.9
Other assets	463.8	454.6	70.2
Intangible assets, net	663.2	677.5	119.8
Goodwill	2,146.1	2,174.1	747.1

Total assets	$9,116.9	$9,288.9	$2,673.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$205.1	$205.0	$16.4
Accounts payable	478.1	608.2	147.8
Income taxes payable	14.1	4.9	1.1
Accrued liabilities	352.3	328.1	205.1

Total current liabilities	1,049.6	1,146.2	370.4
Long-term debt	3,627.9	3,643.8	648.7
Accrued pension liability	635.2	648.9	167.2
Deferred income taxes	1,091.0	1,095.2	107.3
Other liabilities	340.4	336.0	361.3

Total liabilities	6,744.1	6,870.1	1,654.9

Commitments and contingencies
Shareholders’ equity:
Common stock, par value $1 per share: authorized, 240.0 shares; issued and outstanding 165.2, 165.1 and 77.5 shares	165.2	165.1	77.5
Additional paid-in capital	2,238.9	2,236.4	792.1
Accumulated other comprehensive loss	(470.2)	(492.5)	(439.7)
Retained earnings	438.9	509.8	588.3

Total shareholders’ equity	2,372.8	2,418.8	1,018.2

Total liabilities and shareholders’ equity	$9,116.9	$9,288.9	$2,673.1

The accompanying notes to condensed financial statements are an integral part of the condensed financial statements.

OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

Condensed Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Sales	$1,348.2	$518.0
Operating expenses:
Cost of goods sold	1,175.4	433.2
Selling and administration	88.1	47.0
Restructuring charges	92.8	1.2
Acquisition-related costs	10.2	10.4
Other operating income (expense)	10.9	(0.2)

Operating (loss) income	(7.4)	26.0
Earnings of non-consolidated affiliates	0.2	0.4
Interest expense	48.5	7.1
Interest income	0.3	0.3

Income (loss) before taxes	(55.4)	19.6
Income tax (benefit) provision	(17.5)	6.5

Net (loss) income	$(37.9)	$13.1

Net (loss) income per common share:
Basic	$(0.23)	$0.17

Diluted	$(0.23)	$0.17

Dividends per common share	$0.20	$0.20
Average common shares outstanding:
Basic	165.1	77.4
Diluted	165.1	78.5

The accompanying notes to condensed financial statements are an integral part of the condensed financial statements.

OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

Condensed Statements of Comprehensive Income

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net (loss) income	$(37.9)	$13.1
Other comprehensive income, net of tax:
Foreign currency translation adjustments, net	15.5	(1.4)
Unrealized gains (losses) on derivative contracts, net	3.0	(0.3)
Amortization of prior service costs and actuarial losses, net	3.8	5.1

Total other comprehensive income, net of tax	22.3	3.4

Comprehensive (loss) income	$(15.6)	$16.5

The accompanying notes to condensed financial statements are an integral part of the condensed financial statements.

OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

Condensed Statements of Shareholders’ Equity

(In millions, except per share data)

(Unaudited)

	Common Stock		Additional Paid—In	Accumulated Other Comprehensive	Retained	Total Shareholders’
	Shares Issued	Par Value	Capital	Loss	Earnings	Equity
Balance at January 1, 2015	77.4	$77.4	$788.3	$(443.1)	$590.7	$1,013.3
Net income	—	—	—	—	13.1	13.1
Other comprehensive income	—	—	—	3.4	—	3.4
Dividends paid:
Common stock ($0.20 per share)	—	—	—	—	(15.5)	(15.5)
Common stock issued for:
Stock options exercised	0.1	0.1	2.7	—	—	2.8
Other transactions	—	—	(0.2)	—	—	(0.2)
Stock-based compensation	—	—	1.3	—	—	1.3

Balance at March 31, 2015	77.5	$77.5	$792.1	$(439.7)	$588.3	$1,018.2

Balance at January 1, 2016	165.1	$165.1	$2,236.4	$(492.5)	$509.8	$2,418.8
Net loss	—	—	—	—	(37.9)	(37.9)
Other comprehensive income	—	—	—	22.3	—	22.3
Dividends paid:
Common stock ($0.20 per share)	—	—	—	—	(33.0)	(33.0)
Common stock issued for:
Other transactions	0.1	0.1	0.9	—	—	1.0
Stock-based compensation	—	—	1.6	—	—	1.6

Balance at March 31, 2016	165.2	$165.2	$2,238.9	$(470.2)	$438.9	$2,372.8

The accompanying notes to condensed financial statements are an integral part of the condensed financial statements.

OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

Condensed Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating Activities
Net (loss) income	$(37.9)	$13.1
Adjustments to reconcile net (loss) income to net cash and cash equivalents provided by (used for) operating activities:
Earnings of non-consolidated affiliates	(0.2)	(0.4)
Losses on disposition of property, plant and equipment	0.2	0.3
Stock-based compensation	2.2	1.8
Depreciation and amortization	129.7	34.4
Deferred income taxes	(14.7)	(3.1)
Write-off of equipment and facility included in restructuring charges	76.6	—
Qualified pension plan contributions	(0.5)	(0.2)
Qualified pension plan income	(9.0)	(6.8)
Change in:
Receivables	(16.8)	(40.7)
Income taxes receivable/payable	5.6	7.4
Inventories	6.3	(6.0)
Other current assets	6.5	(7.1)
Accounts payable and accrued liabilities	(99.7)	(6.3)
Other assets	2.1	0.1
Other noncurrent liabilities	(0.3)	2.4
Other operating activities	(3.1)	1.5

Net operating activities	47.0	(9.6)

Investing Activities
Capital expenditures	(76.1)	(23.3)
Proceeds from disposition of property, plant and equipment	0.1	0.6
Proceeds from disposition of affiliated companies	2.2	2.2
Other investing activities	—	(1.4)

Net investing activities	(73.8)	(21.9)

Financing Activities
Long-term debt repayments	(17.1)	(1.0)
Stock options exercised	—	2.0
Excess tax benefits from stock-based compensation	—	0.3
Dividends paid	(33.0)	(15.5)
Debt and equity issuance costs	—	(14.3)

Net financing activities	(50.1)	(28.5)

Effect of exchange rate changes on cash and cash equivalents	0.5	—

Net decrease in cash and cash equivalents	(76.4)	(60.0)
Cash and cash equivalents, beginning of period	392.0	256.8

Cash and cash equivalents, end of period	$315.6	$196.8

Cash paid for interest and income taxes:
Interest	$17.3	$6.6

Income taxes, net of refunds	$3.6	$1.6

Non-cash investing activities:
Capital expenditures included in accounts payable and accrued liabilities	$2.1	$2.4

The accompanying notes to condensed financial statements are an integral part of the condensed financial statements.

OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Financial Statements

(Unaudited)

DESCRIPTION OF BUSINESS

Olin Corporation (Olin) is a Virginia corporation, incorporated in 1892, having its principal executive offices in Clayton, MO. On October 5, 2015 (the Closing Date), we acquired from The Dow Chemical Company (TDCC) its U.S. Chlor Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses (collectively, the Acquired Business), whose operating results are included in the accompanying financial statements since the Closing Date. For segment reporting purposes, a portion of the Acquired Business’s operating results comprise the newly created Epoxy segment with the remaining operating results combined with Olin’s former Chlor Alkali Products and Chemical Distribution segments to comprise the newly created Chlor Alkali Products and Vinyls segment.

We are a manufacturer concentrated in three business segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. Chlor Alkali Products and Vinyls manufactures and sells chlorine and caustic soda, ethylene dichloride and vinyl chloride monomer, methyl chloride, methylene chloride, chloroform, carbon tetrachloride, perchloroethylene, trichloroethylene and vinylidene chloride, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. The Epoxy segment produces and sells a full range of epoxy materials, including allyl chloride, epichlorohydrin, liquid epoxy resins and downstream products such as converted epoxy resins and additives. The Winchester segment products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

We have prepared the condensed financial statements included herein, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC). The preparation of the consolidated financial statements requires estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. In our opinion, these financial statements reflect all adjustments (consisting only of normal accruals), which are necessary to present fairly the results for interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, we believe that the disclosures are appropriate. We recommend that you read these condensed financial statements in conjunction with the financial statements, accounting policies and the notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2015. Certain reclassifications were made to prior year amounts to conform to the 2016 presentation.

ACQUISITION

On the Closing Date, Olin consummated the previously announced merger (the Merger), using a Reverse Morris Trust structure, of our wholly owned subsidiary, Blue Cube Acquisition Corp. (Merger Sub), with and into Blue Cube Spinco Inc. (Spinco), with Spinco as the surviving corporation and a wholly owned subsidiary of Olin, as contemplated by the Agreement and Plan of Merger (the Merger Agreement) dated March 26, 2015, among Olin, TDCC, Merger Sub and Spinco (collectively, the Acquisition). Pursuant to the Merger Agreement and a Separation Agreement dated March 26, 2015 between TDCC and Spinco (the Separation Agreement), prior to the Merger, (1) TDCC transferred the Acquired Business to Spinco and (2) TDCC distributed Spinco’s stock to TDCC’s shareholders by way of a split-off (the Distribution).

Upon consummation of the transactions contemplated by the Merger Agreement and the Separation Agreement (the Transactions), the shares of Spinco common stock then outstanding were automatically converted into the right to receive approximately 87.5 million shares of Olin common stock, which were issued by Olin on the Closing Date, and represented approximately 53% of the outstanding shares of Olin common stock, together with cash in lieu of fractional shares. Olin’s pre-Merger shareholders continued to hold the remaining approximately 47% of the outstanding shares of Olin common stock. On the Closing Date, Spinco became a wholly owned subsidiary of Olin.

The following table summarizes the aggregate purchase price for the Acquired Business and related transactions, after the final post-closing adjustments:

October 5, 2015
(In millions, except per share data)
Shares	87.5
Value of common stock on October 2, 2015	17.46

Equity consideration by exchange of shares	$1,527.4
Cash and debt instruments received by TDCC	2,095.0
Accrual for future payments	69.5
Up-front payments under the ethylene agreements	433.5

Total cash, debt and equity consideration	$4,125.4

Long-term debt assumed	569.0
Pension liabilities assumed	442.3

Aggregate purchase price	$5,136.7

The value of the common stock was based on the closing stock price on the last trading day prior to the Closing Date. The aggregate purchase price was adjusted for the final working capital adjustment and the final valuation for the pension liabilities assumed from TDCC.

In connection with the Acquisition, TDCC retained liabilities relating to the Acquired Business for litigation, releases of hazardous materials and violations of environmental law to the extent arising prior to the Closing Date.

For the three months ended March 31, 2016 and 2015, we incurred costs related to the Acquisition of $10.2 million and $10.4 million, respectively, which consisted of advisory, legal, accounting, integration and other professional fees. For the three months ended March 31, 2015, we incurred $0.4 million of financing-related fees.

For segment reporting purposes, the Acquired Business’s Global Epoxy operating results comprise the newly created Epoxy segment and U.S. Chlor Alkali and Vinyl and Global Chlorinated Organics (Acquired Chlor Alkali Business) operating results combined with our former Chlor Alkali Products and Chemical Distribution segments to comprise the newly created Chlor Alkali Products and Vinyls segment. The Acquired Business’s results of operations have been included in our consolidated results for the period subsequent to the Closing Date. Our results for the three months ended March 31, 2016 include Epoxy sales of $460.2 million and segment income of $8.2 million and Chlor Alkali Products and Vinyls include sales of the Acquired Chlor Alkali Business of $395.9 million and segment income of $56.3 million.

The Transactions have been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. As of March 31, 2016, we are continuing the process of determining the fair values of the Acquired Business’s tangible and intangible assets and liabilities. The purchase price allocation is preliminary until we complete our assessment. The following recognized amounts are subject to change:

•	amounts for certain balances included in working capital pending receipt of certain information that could affect provisional amounts recorded;

•	amounts for intangible assets and property, plant and equipment, pending finalization of valuation efforts as well as the completion of procedures confirming the existence and condition of certain property, plant and equipment assets;

•	amounts for income tax liabilities, pending finalization of estimates and assumptions in respect of certain tax aspects of the transaction; and

•	amount of goodwill pending the completion of the valuation of the assets acquired and liabilities assumed.

We will finalize the amounts recognized as we obtain the information necessary to complete the analyses. We expect to finalize these amounts as soon as possible but no later than one year from the acquisition date. The following table summarizes the preliminary allocation of the purchase price to the Acquired Business’s assets and liabilities on the Closing Date:

	Initial Valuation	Measurement Period Adjustments	As of March 31, 2016
	($ in millions)
Total current assets	$921.7	$(2.9)	$918.8
Property, plant and equipment	3,090.8	—	3,090.8
Deferred taxes	76.8	—	76.8
Intangible assets	582.3	—	582.3
Other assets	426.5	6.2	432.7

Total assets acquired	5,098.1	3.3	5,101.4
Total current liabilities	357.6	(6.2)	351.4
Long-term debt	517.9	—	517.9
Accrued pension liability	447.1	(4.8)	442.3
Deferred tax liability	1,054.9	—	1,054.9
Other liabilities	2.0	6.2	8.2

Total liabilities assumed	2,379.5	(4.8)	2,374.7

Net identifiable assets acquired	2,718.6	8.1	2,726.7
Goodwill	1,427.5	(28.8)	1,398.7

Fair value of net assets acquired	$4,146.1	$(20.7)	$4,125.4

Measurement period adjustments for the three months ended March 31, 2016 primarily consisted of the final working capital adjustment and the final valuation for the pension liabilities assumed from TDCC. Included in total current assets are cash and cash equivalents of $25.4 million, inventories of $477.1 million and receivables of $416.0 million with a contracted value of $420.6 million. Included in total current liabilities are current installments of long-term debt of $51.1 million.

Based on preliminary valuations, purchase price was allocated to intangible assets as follows:

	October 5, 2015
	Weighted-Average Amortization Period	Gross Amount
		($ in millions)
Customers, customer contracts and relationships	15 Years	$490.3
Acquired technology	7 Years	85.0
Trade name	Indefinite	7.0

Total acquired intangible assets		$582.3

Based on preliminary valuations as of March 31, 2016, $1,398.7 million was assigned to goodwill, none of which is deductible for tax purposes. The primary reasons for the Acquisition and the principal factors that contributed to the Acquired Business purchase price that resulted in the recognition of goodwill are due to the providing of increased production capacity and diversification of Olin’s product portfolio, cost-saving opportunities and enhanced size and geographic presence. The cost-saving opportunities include improved operating efficiencies and asset optimization.

Goodwill recorded in the Acquisition is not amortized but will be reviewed for impairment annually in the fourth quarter and/or when circumstances or other events indicate that impairment may have occurred.

Transaction financing

Prior to the Distribution, TDCC received from Spinco distributions of cash and debt instruments of Spinco with an aggregate value of $2,095.0 million (collectively, the Cash and Debt Distribution). On the Closing Date, Spinco issued $720.0 million aggregate principal amount of 9.75% senior notes due October 15, 2023 (2023 Notes) and $500.0 million aggregate principal amount of 10.0% senior notes due October 15, 2025 (2025 Notes and, together with the 2023 Notes, the Notes) to TDCC. TDCC transferred the Notes to certain unaffiliated securityholders in satisfaction of existing debt obligations of TDCC held or acquired by those unaffiliated securityholders. On October 5, 2015, certain initial purchasers purchased the Notes from the unaffiliated securityholders. Interest on the Notes began accruing from October 1, 2015 and will be paid semi-annually beginning on April 15, 2016. The Notes are not redeemable at any time prior to October 15, 2020. Neither Olin nor Spinco received any proceeds from the sale of the Notes. Upon the consummation of the Transactions, Olin became guarantor of the Notes.

On June 23, 2015, Spinco entered into a new five-year delayed-draw term loan facility of up to $1,050.0 million. As of the Closing Date, Spinco drew $875.0 million to finance the cash portion of the Cash and Debt Distribution. Also on June 23, 2015, Olin and Spinco entered into a new five-year $1,850.0 million senior credit facility consisting of a $500.0 million senior revolving credit facility, which replaced Olin’s $265.0 million senior revolving credit facility at the closing of the Merger, and a $1,350.0 million (subject to reduction by the aggregate amount of the term loans funded to Spinco under the Spinco term loan facility) delayed-draw term loan facility. As of the Closing Date, an additional $475.0 million was drawn by Olin under this term loan facility which was used to pay fees and expenses of the Transactions, obtain additional funds for general corporate purposes and refinance Olin’s existing senior term loan facility due in 2019. Subsequent to the Closing Date, these senior credit facilities were consolidated into a single $1,850.0 million senior credit facility, which includes a $1,350.0 million term loan facility. This new senior credit facility will expire in 2020. The $500.0 million senior revolving credit facility includes a $100.0 million letter of credit subfacility. The term loan facility includes amortization payable in equal quarterly installments at a rate of 5.0% per annum for the first two years, increasing to 7.5% per annum for the following year and to 10.0% per annum for the last two years. Under the new senior credit facility, we may select various floating rate borrowing options. The actual interest rate paid on borrowings under the senior credit facility is based on a pricing grid which is dependent upon the leverage ratio as calculated under the terms of the facility for the prior fiscal quarter. The facility includes various customary restrictive covenants, including restrictions related to the ratio of debt to earnings before interest expense, taxes, depreciation and amortization (leverage ratio) and the ratio of earnings before interest expense, taxes, depreciation and amortization to interest expense (coverage ratio). Compliance with these covenants is determined quarterly based on the operating cash flows.

On August 25, 2015, Olin entered into a Credit Agreement (the Credit Agreement) with a syndicate of lenders and Sumitomo Mitsui Banking Corporation, as administrative agent, in connection with the Transactions. The Credit Agreement provides for a term credit facility (the Sumitomo Credit Facility) under which Olin obtained term loans in an aggregate amount of $600.0 million.

On November 3, 2015, we entered into an amendment to the Sumitomo Credit Facility which increased the aggregate amount of term loans available by $200.0 million. On the Closing Date, $600.0 million of loans under the Credit Agreement were made available and borrowed upon and on November 5, 2015, $200.0 million of loans under the Credit Agreement were made available and borrowed upon. The term loans under the Sumitomo Credit Facility will mature on October 5, 2018 and will have no scheduled amortization payments. The proceeds of the Sumitomo Credit Facility were used to refinance existing Spinco indebtedness outstanding at the Closing Date, to pay fees and expenses in connection with the Transactions and for general corporate purposes. The Credit Agreement contains customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in the new $1,850.0 million senior credit facility.

On March 26, 2015, we and certain financial institutions executed commitment letters pursuant to which the financial institutions agreed to provide $3,354.5 million of financing to Spinco to finance the amount of the Cash and Debt Distribution and to provide financing, if needed, to Olin to refinance certain of our existing debt (the Bridge Financing), in each case on the terms and conditions set forth in the commitment letters. The Bridge Financing was not drawn on to facilitate the Transactions, and the commitments for the Bridge Financing were terminated as of the Closing Date. For the three months ended March 31, 2015, we paid deferred debt issuance costs of $14.3 million associated with the Bridge Financing.

Other acquisition-related transactions

In connection with the Transactions, certain additional agreements have been entered into, including, among others, an Employee Matters Agreement, a Tax Matters Agreement, site, transitional and other services agreements, supply and purchase agreements, real estate agreements, technology licenses and intellectual property agreements. Payments of approximately $69.5 million will be made related to certain acquisition-related liabilities including the final working capital adjustment.

In addition, Olin and TDCC have agreed to enter into arrangements for the long-term supply of ethylene by TDCC to Olin, pursuant to which, among other things, Olin has made upfront payments of $433.5 million upon the closing of the Merger in order to receive ethylene at producer economics and for certain reservation fees for the option to obtain additional future ethylene supply at producer economics. The fair value of the long-term supply contracts recorded as of the Closing Date was a long-term asset of $410.8 million which will be amortized over the life of the contracts as ethylene is received. If the options are exercised by us, additional payments will be made to TDCC of between $205 million and $215 million in 2017 and between $425 million and $465 million in 2020, which will increase the value of the long-term asset.

In connection with the Transactions and effective October 1, 2015, we filed a Certificate of Amendment to our Articles of Incorporation to increase the number of authorized shares of Olin common stock from 120.0 million shares to 240.0 million shares.

Pro forma financial information

The following pro forma summary reflects consolidated results of operation as if the Acquisition had occurred on January 1, 2014 (unaudited).

Three Months Ended March 31, 2015
(In millions, except per share data)
Sales	$1,439.0
Net loss	(39.5)
Net loss per common share:
Basic	$(0.24)
Diluted	$(0.24)

The pro forma financial information was prepared based on historical financial information and has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The pro forma statement of income uses estimates and assumptions based on information available at the time. Management believes the estimates and assumptions to be reasonable; however, actual results may differ significantly from this pro forma financial information. The pro forma results presented do not include any anticipated synergies or other expected benefits that may be realized from the Transactions. The pro forma information is not intended to reflect the actual results that would have occurred had the companies actually been combined during the period presented.

The pro forma results for the three months ended March 31, 2015 primarily include recurring adjustments for re-pricing of sales, raw materials and services to/from TDCC relating to arrangements for long-term supply agreements for the sale of raw materials, including ethylene and benzene, and services pursuant to the Separation Agreement, adjustments to eliminate historical sales between the Acquired Business and Olin, additional amortization expense related to the fair value of acquired identifiable intangible assets, additional depreciation expense related to the fair value adjustment to property, plant and equipment, interest expense related to the incremental debt issued in conjunction with the Acquisition and an adjustment to tax-effect the aforementioned pro forma adjustments using an estimated aggregate statutory income tax rate of the jurisdictions to which the above adjustments relate.

In addition to the above recurring adjustments, the pro forma results for the three months ended March 31, 2015 included non-recurring adjustments of $10.4 million relating to the elimination of transaction costs incurred that are directly related to the Transactions, and do not have a continuing impact on our combined operating results.

RESTRUCTURING CHARGES

On March 21, 2016, we announced that we had made the decision to close a combined total of 433,000 tons of chlor alkali capacity across three separate locations. Associated with this action, we have permanently closed our Henderson, NV chlor alkali plant with 153,000 tons of capacity and will reconfigure the site to manufacture bleach and distribute caustic soda and hydrochloric acid. Also, the capacity of our Niagara Falls, NY chlor alkali plant has been reduced from 300,000 tons to 240,000 tons and the chlor alkali capacity at our Freeport, TX facility was reduced by 220,000. This 220,000 ton reduction was entirely from diaphragm cell capacity. For the three months ended March 31, 2016, we recorded pretax restructuring charges of $92.2 million for the write-off of equipment and facility costs, lease and other contract termination costs, employee severance and related benefit costs, employee relocation costs and facility exit costs related to these actions. We expect to incur additional restructuring charges through 2020 of approximately $45 million related to these capacity reductions.

On December 12, 2014, we announced that we had made the decision to permanently close the portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. This action reduced the facility’s chlor alkali capacity by 185,000 tons. Subsequent to the shut down, the plant predominantly focuses on bleach and hydrochloric acid, which are value-added products, as well as caustic soda. For the three months ended March 31, 2016 and 2015, we recorded pretax restructuring charges of $0.3 million and $1.2 million, respectively, for the write-off of equipment and facility costs, lease and other contract termination costs, facility exit costs and employee severance and related benefit costs related to these actions. We expect to incur additional restructuring charges through 2017 of approximately $4 million related to the shut down of this portion of the facility.

On November 3, 2010, we announced that we made the decision to relocate the Winchester centerfire pistol and rifle ammunition manufacturing operations from East Alton, IL to Oxford, MS. This relocation, when completed, is forecast to reduce Winchester’s annual operating costs by approximately $35 million to $40 million. Consistent with this decision we initiated an estimated $110 million five-year project, which includes approximately $80 million of capital spending. The capital spending was partially financed by $31 million of grants provided by the State of Mississippi and local governments. We currently expect to complete this relocation in the first half of 2016. For the three months ended March 31, 2016 and 2015, we recorded pretax restructuring charges of $0.3 million and less than $0.1 million, respectively, for employee severance and related benefit costs, employee relocation costs and facility exit costs related to these actions. We expect to incur additional restructuring charges through 2016 of approximately $1 million related to the transfer of these operations.

The following table summarizes the activity by major component of these 2016, 2014 and 2010 restructuring actions and the remaining balances of accrued restructuring costs as of March 31, 2016:

	Employee severance and job related benefits	Lease and other contract termination costs	Employee relocation costs	Facility exit costs	Write-off of equipment and facility	Total
	($ in millions)
Balance at January 1, 2015	$11.2	$4.5	$—	$—	$—	$15.7
Restructuring charges	—	0.7	0.1	0.2	0.2	1.2
Amounts utilized	(2.8)	—	(0.1)	(0.2)	(0.2)	(3.3)
Currency translation adjustments	(0.4)	(0.3)	—	—	—	(0.7)

Balance at March 31, 2015	$8.0	$4.9	$—	$—	$—	$12.9

Balance at January 1, 2016	$4.6	$2.1	$—	$—	$—	$6.7
Restructuring charges	3.9	9.2	0.2	2.9	76.6	92.8
Amounts utilized	(1.7)	(0.1)	(0.2)	(0.6)	(76.6)	(79.2)
Currency translation adjustments	0.1	0.1	—	—	—	0.2

Balance at March 31, 2016	$6.9	$11.3	$—	$2.3	$—	$20.5

The following table summarizes the cumulative restructuring charges of these 2016, 2014 and 2010 restructuring actions by major component through March 31, 2016:

	Chlor Alkali Products and Vinyls
	Becancour	Capacity Reductions	Winchester	Total
	($ in millions)
Write-off of equipment and facility	$3.5	$76.6	$—	$80.1
Employee severance and job related benefits	2.7	3.9	13.1	19.7
Facility exit costs	0.9	2.5	2.3	5.7
Pension and other postretirement benefits curtailment	—	—	4.1	4.1
Employee relocation costs	—	—	5.5	5.5
Lease and other contract termination costs	5.2	9.2	—	14.4

Total cumulative restructuring charges	$12.3	$92.2	$25.0	$129.5

As of March 31, 2016, we have incurred cash expenditures of $23.8 million and non-cash charges of $84.6 million related to these restructuring actions. The remaining balance of $20.5 million is expected to be paid out through 2020.

ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLES

We evaluate the collectibility of accounts receivable based on a combination of factors. We estimate an allowance for doubtful accounts as a percentage of net sales based on historical bad debt experience. This estimate is periodically adjusted when we become aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in the overall aging of accounts receivable. While we have a large number of customers that operate in diverse businesses and are geographically dispersed, a general economic downturn in any of the industry segments in which we operate could result in higher than expected defaults, and, therefore, the need to revise estimates for the provision for doubtful accounts could occur.

Allowance for doubtful accounts receivable consisted of the following:

	March 31,
	2016	2015
	($ in millions)
Balance at beginning of year	$6.4	$3.0
Provisions charged	1.4	0.2
Write-offs, net of recoveries	(1.5)	(0.1)

Balance at end of period	$6.3	$3.1

INVENTORIES

Inventories consisted of the following:

	March 31, 2016	December 31, 2015	March 31, 2015
	($ in millions)
Supplies	$73.7	$86.5	$40.2
Raw materials	88.0	91.5	63.6
Work in process	108.1	105.8	37.2
Finished goods	452.2	445.3	141.1

	722.0	729.1	282.1
LIFO reserve	(42.5)	(43.9)	(66.0)

Inventories, net	$679.5	$685.2	$216.1

In conjunction with the Acquisition, we obtained inventories with a fair value of $477.1 million as of October 5, 2015. Inventories are valued at the lower of cost or market. For U.S. inventories, inventory costs are determined principally by the dollar value last-in, first-out (LIFO) method of inventory accounting while for international inventories, inventory costs are determined principally by the first-in, first-out (FIFO) method of inventory accounting.

Cost for other inventories has been determined principally by the average-cost method (primarily operating supplies, spare parts and maintenance parts). Elements of costs in inventories included raw materials, direct labor and manufacturing overhead. Inventories under the LIFO method are based on annual estimates of quantities and costs as of year-end; therefore, the condensed financial statements at March 31, 2016 reflect certain estimates relating to inventory quantities and costs at December 31, 2016. The replacement cost of our inventories would have been approximately $42.5 million, $43.9 million and $66.0 million higher than reported at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

OTHER ASSETS

Included in other assets were the following:

	March 31, 2016	December 31, 2015	March 31, 2015
	($ in millions)
Investments in non-consolidated affiliates	$25.2	$25.0	$23.7
Deferred debt issuance costs	3.1	3.3	15.1
Bleach joint venture receivable	—	—	5.8
Tax-related receivables	14.4	1.5	6.6
Interest rate swaps	—	—	2.9
Supply contracts	402.2	406.5	—
Other	18.9	18.3	16.1

Other assets	$463.8	$454.6	$70.2

In connection with the Acquisition, Olin and TDCC have agreed to enter into arrangements for the long-term supply of ethylene by TDCC to Olin, pursuant to which, among other things, Olin has made upfront payments of $433.5 million upon the Closing Date in order to receive ethylene at producer economics and for certain reservation fees for the option to obtain additional future ethylene supply at producer economics. The fair value of the long-term supply contracts recorded as of the Closing Date was a long-term asset of $410.8 million which will be amortized over the life of the contracts as ethylene is received. If the options are exercised by us, additional payments will be made to TDCC of between $205 million and $215 million in 2017 and between $425 million and $465 million in 2020, which will increase the value of the long-term asset. Amortization expense of $4.3 million was recognized within cost of goods sold for the three months ended March 31, 2016 related to these supply contracts and is reflected in depreciation and amortization on the condensed statements of cash flows. The long-term supply contracts are monitored for impairment each reporting period.

GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying value of goodwill were as follows:

	Chlor Alkali Products and Vinyls	Epoxy	Total
	($ in millions)
Balance at January 1, 2015	$747.1	$—	$747.1
Acquisition activity	—	—	—

Balance at March 31, 2015	$747.1	$—	$747.1

Balance at January 1, 2016	$1,877.5	$296.6	$2,174.1
Acquisition activity	(23.3)	(5.5)	(28.8)
Foreign currency translation adjustment	0.6	0.2	0.8

Balance at March 31, 2016	$1,854.8	$291.3	$2,146.1

Intangible assets consisted of the following:

	March 31, 2016			December 31, 2015			March 31, 2015
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
	($ in millions)
Customers, customer contracts and relationships	$643.8	$(75.9)	$567.9	$641.0	$(64.0)	$577.0	$152.9	$(44.7)	$108.2
Trade name	17.9	(2.7)	15.2	17.9	—	17.9	10.9	—	10.9
Acquired technology	85.2	(5.7)	79.5	84.7	(2.7)	82.0	—	—	—
Other	2.3	(1.7)	0.6	2.3	(1.7)	0.6	2.3	(1.6)	0.7

Total intangible assets	$749.2	$(86.0)	$663.2	$745.9	$(68.4)	$677.5	$166.1	$(46.3)	$119.8

In conjunction with the Acquisition, we obtained intangible assets with a fair value of $582.3 million as of October 5, 2015.

Intangible assets with indefinite useful lives are reviewed annually in the fourth quarter and/or when circumstances or other events indicate the indefinite life is no longer supportable. In connection with the integration of the Acquired Business, in the first quarter of 2016, the KA Steel trade name was changed from an indefinite life intangible asset to an intangible asset with a finite useful life of one year. Amortization expense of $2.7 million was recognized within cost of goods sold for the three months ended March 31, 2016 related to the change in useful life.

EARNINGS PER SHARE

Basic and diluted net (loss) income per share are computed by dividing net (loss) income by the weighted average number of common shares outstanding. Diluted net (loss) income per share reflects the dilutive effect of stock-based compensation.

	Three Months Ended March 31,
	2016	2015
	(In millions, except per share data)
Computation of Income (Loss) per Share
Net (loss) income	$(37.9)	$13.1

Basic shares	165.1	77.4

Basic net (loss) income per share	$(0.23)	$0.17

Diluted shares:
Basic shares	165.1	77.4
Stock-based compensation	—	1.1

Diluted shares	165.1	78.5

Diluted net (loss) income per share	$(0.23)	$0.17

The computation of dilutive shares from stock-based compensation does not include 7.0 million shares and 1.4 million shares for the three months ended March 31, 2016 and 2015, respectively, as their effect would have been anti-dilutive.

ENVIRONMENTAL

We are party to various government and private environmental actions associated with past manufacturing facilities and former waste disposal sites. Charges to income for investigatory and remedial efforts were material to operating results in 2015 and are expected to be material in 2016. The condensed balance sheets included reserves for future environmental expenditures to investigate and remediate known sites amounting to $139.2 million, $138.1 million and $136.0 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively, of which $120.2 million, $119.1 million and $117.0 million, respectively, were classified as other noncurrent liabilities.

Environmental provisions charged to income, which are included in cost of goods sold, were $2.7 million and $0.7 million for the three months ended March 31, 2016 and 2015, respectively.

In connection with the Acquisition, TDCC retained liabilities relating to releases of hazardous materials and violations of environmental law to the extent arising prior to the Closing Date.

Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, developments at sites resulting from investigatory studies, advances in technology, changes in environmental laws and regulations and their application, changes in regulatory authorities, the scarcity of reliable data pertaining to identified sites, the difficulty in assessing the involvement and financial capability of other potentially responsible parties (PRPs), our ability to obtain contributions from other parties and the lengthy time periods over which site remediation occurs. It is possible that some of these matters (the outcomes of which are subject to various uncertainties) may be resolved unfavorably to us, which could materially adversely affect our financial position or results of operations.

COMMITMENTS AND CONTINGENCIES

We, and our subsidiaries, are defendants in various legal actions (including proceedings based on alleged exposures to asbestos) incidental to our past and current business activities. As of March 31, 2016, December 31, 2015 and March 31, 2015, our condensed balance sheets included liabilities for these legal actions of $22.1 million, $21.2 million and $22.4 million, respectively. These liabilities do not include costs associated with legal representation. Based on our analysis, and considering the inherent uncertainties associated with litigation, we do not believe that it is reasonably possible that these legal actions will materially adversely affect our financial position, cash flows or results of operations. In connection with the Acquisition, TDCC retained liabilities related to litigation to the extent arising prior to the Closing Date.

During the ordinary course of our business, contingencies arise resulting from an existing condition, situation or set of circumstances involving an uncertainty as to the realization of a possible gain contingency. In certain instances such as environmental projects, we are responsible for managing the cleanup and remediation of an environmental site. There exists the possibility of recovering a portion of these costs from other parties. We account for gain contingencies in accordance with the provisions of Accounting Standards Codification (ASC) 450 “Contingencies” (ASC 450) and, therefore, do not record gain contingencies and recognize income until it is earned and realizable.

For the three months ended March 31, 2016, we recognized an insurance recovery of $11.0 million in other operating income (expense) for property damage and business interruption related to a 2008 chlor alkali facility incident.

SHAREHOLDERS’ EQUITY

On April 24, 2014, our board of directors authorized a share repurchase program for up to 8 million shares of common stock that will terminate in three years for any of the remaining shares not yet repurchased. For the three months ended March 31, 2016 and 2015, no shares were purchased and retired. As of March 31, 2016, we had purchased a total of 1.9 million shares under the April 2014 program, and 6.1 million shares remained authorized to be purchased. Under the Merger Agreement relating to the Acquisition, we were restricted from repurchasing shares of our common stock prior to the consummation of the Merger. For a period of two years subsequent to the Closing Date of the Merger, we will continue to be subject to certain restrictions on our ability to conduct share repurchases.

We issued 0.1 million shares representing stock options exercised for the three months ended March 31, 2015, with a total value of $2.8 million.

The following table represents the activity included in accumulated other comprehensive loss:

	Foreign Currency Translation Adjustment (net of taxes)	Unrealized Gains (Losses) on Derivative Contracts (net of taxes)	Pension and Postretirement Benefits (net of taxes)	Accumulated Other Comprehensive Loss
	($ in millions)
Balance at January 1, 2015	$(2.3)	$(4.2)	$(436.6)	$(443.1)
Unrealized losses	(1.4)	(2.4)	—	(3.8)
Reclassification adjustments into income	—	1.9	8.6	10.5
Tax benefit (provision)	—	0.2	(3.5)	(3.3)

Net Change	(1.4)	(0.3)	5.1	3.4

Balance at March 31, 2015	$(3.7)	$(4.5)	$(431.5)	$(439.7)

Balance at January 1, 2016	$(12.1)	$(6.9)	$(473.5)	$(492.5)
Unrealized gains	24.0	1.1	—	25.1
Reclassification adjustments into income	—	3.7	6.1	9.8
Tax provision	(8.5)	(1.8)	(2.3)	(12.6)

Net Change	15.5	3.0	3.8	22.3

Balance at March 31, 2016	$3.4	$(3.9)	$(469.7)	$(470.2)

Net (loss) income and cost of goods sold included reclassification adjustments for realized gains and losses on derivative contracts from accumulated other comprehensive loss.

Net (loss) income, cost of goods sold and selling and administrative expenses included the amortization of prior service costs and actuarial losses from accumulated other comprehensive loss. This amortization is recognized equally in cost of goods sold and selling and administrative expenses.

SEGMENT INFORMATION

We define segment results as income (loss) before interest expense, interest income, other operating income (expense), and income taxes, and include the operating results of non-consolidated affiliates. Consistent with the guidance in ASC 280 “Segment Reporting” (ASC 280), we have determined it is appropriate to include the operating results of non-consolidated affiliates in the relevant segment financial results. Beginning in the fourth quarter of 2015, we modified our reportable segments due to changes in our organization resulting from the Acquisition. We have three operating segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. For segment reporting purposes, the Acquired Business’s Global Epoxy operating results comprise the newly created Epoxy segment and the Acquired Chlor Alkali Business operating results combined with our former Chlor Alkali Products and Chemical Distribution segments comprise the newly created Chlor Alkali Products and Vinyls segment.

The new reporting structure has been retrospectively applied to the financial results for all periods presented. The three operating segments reflect the organization used by our management for purposes of allocating resources and assessing performance. Chlorine used in our Epoxy segment is transferred at cost from the Chlor Alkali Products and Vinyls segment. Sales and profits are recognized in the Chlor Alkali Products and Vinyls segment for all caustic soda generated and sold by Olin.

	Three Months Ended March 31,
	2016	2015
	($ in millions)
Sales:
Chlor Alkali Products and Vinyls	$704.3	$339.3
Epoxy	460.2	—
Winchester	183.7	178.7

Total sales	$1,348.2	$518.0

Income (loss) before taxes:
Chlor Alkali Products and Vinyls	$68.1	$24.1
Epoxy	8.2	—
Winchester	28.7	29.8
Corporate/other:
Pension income	12.2	7.1
Environmental expense	(2.7)	(0.7)
Other corporate and unallocated costs	(29.6)	(22.1)
Restructuring charges	(92.8)	(1.2)
Acquisition-related costs	(10.2)	(10.4)
Other operating income (expense)	10.9	(0.2)
Interest expense	(48.5)	(7.1)
Interest income	0.3	0.3

Income (loss) before taxes	$(55.4)	$19.6

STOCK-BASED COMPENSATION

Stock-based compensation granted includes stock options, performance stock awards, restricted stock awards and deferred directors’ compensation. Stock-based compensation expense was as follows:

	Three Months Ended March 31,
	2016	2015
	($ in millions)
Stock-based compensation	$4.4	$2.5
Mark-to-market adjustments	0.4	5.2

Total expense	$4.8	$7.7

The fair value of each stock option granted, which typically vests ratably over three years, but not less than one year, was estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Grant date	2016	2015
Dividend yield	6.09%	2.92%
Risk-free interest rate	1.35%	1.69%
Expected volatility	32%	34%
Expected life (years)	6.0	6.0
Weighted average grant fair value (per option)	$1.90	$6.80
Weighted average exercise price	$13.14	$27.40
Shares granted	1,670,400	776,750

Dividend yield for 2016 and 2015 was based on a historical average. Risk-free interest rate was based on zero coupon U.S. Treasury securities rates for the expected life of the options. Expected volatility was based on our historical stock price movements, as we believe that historical experience is the best available indicator of the expected volatility. Expected life of the option grant was based on historical exercise and cancellation patterns, as we believe that historical experience is the best estimate of future exercise patterns.

PENSION PLANS AND RETIREMENT BENEFITS

Most of our employees participate in defined contribution pension plans. We provide a contribution to an individual retirement contribution account maintained with the Contributing Employee Ownership Plan (CEOP) primarily equal to an amount of between 5% and 10% of the employee’s eligible compensation. The defined contribution pension plans expense was $6.6 million and $4.3 million for the three months ended March 31, 2016 and 2015, respectively.

A portion of our bargaining hourly employees continue to participate in our domestic qualified defined benefit pension plans under a flat-benefit formula. Our funding policy for the qualified defined benefit pension plans is consistent with the requirements of federal laws and regulations. Our foreign subsidiaries maintain pension and other benefit plans, which are consistent with statutory practices. Our qualified defined benefit pension plan provides that if, within three years following a change of control of Olin, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger, or transfer thereafter takes place, plan benefits would automatically be increased for affected participants (and retired participants) to absorb any plan surplus (subject to applicable collective bargaining requirements).

We also provide certain postretirement health care (medical) and life insurance benefits for eligible active and retired domestic employees. The health care plans are contributory with participants’ contributions adjusted annually based on medical rates of inflation and plan experience.

Effective as of the Closing Date, we changed the approach used to measure service and interest costs for our defined benefit pension plans and on December 31, 2015 changed this approach for our other postretirement benefits. Prior to the change, we measured service and interest costs utilizing a single weighted-average discount rate derived from the yield curve used to measure the plan obligations. Subsequent to the change, we elected to measure service and interest costs by applying the specific spot rates along the yield curve to the plans’ estimated cash flows. We believe the new approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ liability cash flows to the corresponding spot rates on the yield curve. This change does not affect the measurement of our plan obligations. We have accounted for this change as a change in accounting estimate and, accordingly, have accounted for it on a prospective basis.

As of the Closing Date and as part of the Acquisition, our U.S. qualified defined benefit pension plan assumed certain U.S. qualified defined benefit pension obligations and assets related to active employees and certain terminated, vested retirees of the Acquired Business with a net liability of $281.7 million. In connection therewith, pension assets will be transferred from TDCC’s U.S. qualified defined benefit pension plans to our U.S. qualified defined benefit pension plan. Immediately prior to the Acquisition, the Acquired Business’s participant accounts assumed in the Acquisition were closed to new participants and were no longer accruing additional benefits.

Also as of the Closing Date, we assumed certain accrued defined benefit pension liabilities relating to employees of TDCC in Germany, Switzerland and other international locations who transferred to Olin in connection with the Acquisition. The net liability assumed as of the Closing Date was $160.6 million.

	Pension Benefits		Other Postretirement Benefits
	Three Months Ended March 31,		Three Months Ended March 31,
	2016	2015	2016	2015
Components of Net Periodic Benefit (Income) Cost	($ in millions)
Service cost	$3.2	$1.6	$0.3	$0.3
Interest cost	22.4	20.6	0.5	0.6
Expected return on plans’ assets	(39.8)	(35.6)	—	—
Recognized actuarial loss	5.3	7.5	0.8	0.9
Curtailments/settlements	—	0.1	—	0.1

Net periodic benefit (income) cost	$(8.9)	$(5.8)	$1.6	$1.9

For the three months ended March 31, 2015, we recorded a curtailment charge of $0.2 million associated with permanently closing a portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. This charge was included in restructuring charges for the three months ended March 31, 2015.

We made cash contributions to our international qualified defined benefit pension plans of $0.5 million and $0.2 million for the three months ended March 31, 2016 and 2015, respectively.

INCOME TAXES

The following table accounts for the difference between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate of 35.0% to income before taxes.

	Three Months Ended March 31,
Effective Tax Rate Reconciliation (Percent)	2016	2015
Statutory federal tax rate	35.0%	35.0%
Foreign rate differential	(3.8)	(0.1)
U.S. tax on foreign earnings	3.8	—
Domestic manufacturing/export tax incentive	—	(3.0)
Salt Depletion	(3.4)	(0.6)
Dividends paid to CEOP	(0.6)	(0.6)
State income taxes, net	(1.4)	0.6
Change in valuation allowance	0.1	1.0
Change in tax contingencies	1.6	—
Other, net	0.3	0.9

Effective tax rate	31.6%	33.2%

The condensed balance sheets include income tax receivables that are classified as other noncurrent assets of $1.5 million, $1.5 million and $6.6 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

As of March 31, 2016, we had $33.5 million of gross unrecognized tax benefits, which would have a net $31.9 million impact on the effective tax rate, if recognized. As of March 31, 2015, we had $36.1 million of gross unrecognized tax benefits, of which $35.0 million would have impacted the effective tax rate, if recognized. The amount of unrecognized tax benefits was as follows:

	March 31,
	2016	2015
	($ in millions)
Balance at beginning of year	$35.1	$36.1
Decreases for prior year tax positions	(1.6)	—

Balance at end of period	$33.5	$36.1

As of March 31, 2016, we believe it is reasonably possible that our total amount of unrecognized tax benefits will decrease by approximately $9.5 million over the next twelve months. The anticipated reduction primarily relates to settlements with taxing authorities and the expiration of federal, state and foreign statutes of limitation.

We operate globally and file income tax returns in numerous jurisdictions. Our tax returns are subject to examination by various federal, state and local tax authorities. Our U.S. federal income tax returns are under examination by the Internal Revenue Service (IRS) for tax years 2008 and 2010 to 2012. In connection with the Acquisition, TDCC retained liabilities relating to taxes to the extent arising prior to the Closing Date. We believe we have adequately provided for all tax positions; however, amounts asserted by taxing authorities could be greater than our accrued position. For our primary tax jurisdictions, the tax years that remain subject to examination are as follows:

Tax Years
U.S. federal income tax	2008; 2010 - 2015
U.S. state income tax	2006 - 2015
Canadian federal income tax	2012 - 2015
Brazil	2014 - 2015
Germany	2015
China	2014 - 2015
The Netherlands	2014 - 2015
South Korea	2014 - 2015
Hong Kong	2015

DERIVATIVE FINANCIAL INSTRUMENTS

We are exposed to market risk in the normal course of our business operations due to our purchases of certain commodities, our ongoing investing and financing activities and our operations that use foreign currencies. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies and procedures governing our management of market risks and the use of financial instruments to manage exposure to such risks. ASC 815 “Derivatives and Hedging” (ASC 815) requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We use hedge accounting treatment for substantially all of our business transactions whose risks are covered using derivative instruments. In accordance with ASC 815, we designate commodity forward contracts as cash flow hedges of forecasted purchases of commodities and certain interest rate swaps as fair value hedges of fixed-rate borrowings. We do not enter into any derivative instruments for trading or speculative purposes.

Energy costs, including electricity and natural gas, and certain raw materials used in our production processes are subject to price volatility. Depending on market conditions, we may enter into futures contracts and put and call option contracts in order to reduce the impact of commodity price fluctuations. The majority of our commodity derivatives expire within one year. Those commodity contracts that extend beyond one year correspond with raw material purchases for long-term fixed-price sales contracts.

We enter into forward sales and purchase contracts to manage currency risk resulting from purchase and sale commitments denominated in foreign currencies. At March 31, 2016, we had outstanding forward contracts to buy foreign currency with a notional value of $29.6 million and to sell foreign currency with a notional value of $98.9 million. All of the currency derivatives expire within one year and are for U.S. dollar (USD) equivalents. The counterparties to the forward contracts were large financial institutions; however, the risk of loss to us in the event of nonperformance by a counterparty could be significant to our financial position or results of operations. At December 31, 2015, we had outstanding forward contracts to buy foreign currency with a notional value of $21.7 million and to sell foreign currency with a notional value of $10.1 million. At March 31, 2015, we had no forward contracts to buy or sell foreign currencies.

In March 2010, we entered into interest rate swaps on $125 million of our underlying fixed-rate debt obligations, whereby we agreed to pay variable rates to a counterparty who, in turn, pays us fixed rates. The counterparty to these agreements is Citibank, N.A. (Citibank), a major financial institution. In October 2011, we entered into $125 million of interest rate swaps with equal and opposite terms as the $125 million variable interest rate swaps on the 6.75% senior notes due 2016 (2016 Notes). We have agreed to pay a fixed rate to a counterparty who, in turn, pays us variable rates. The counterparty to these agreements is also Citibank. The result was a gain of $11.0 million on the $125 million variable interest rate swaps, which will be recognized through 2016. As of March 31, 2016, $0.6 million of this gain was included in current installments of long-term debt. In October 2011, we de-designated our $125 million interest rate swaps that had previously been designated as fair value hedges. The $125 million variable interest rate swaps and the $125 million fixed interest rate swaps do not meet the criteria for hedge accounting. All changes in the fair value of these interest rate swaps are recorded currently in earnings.

Cash flow hedges

ASC 815 requires that all derivative instruments be recorded on the balance sheet at their fair value. For derivative instruments that are designated and qualify as a cash flow hedge, the change in fair value of the derivative is recognized as a component of other comprehensive income until the hedged item is recognized in earnings. Gains and losses on the derivatives representing hedge ineffectiveness are recognized currently in earnings.

We had the following notional amount of outstanding commodity forward contracts that were entered into to hedge forecasted purchases:

	March 31, 2016	December 31, 2015	March 31, 2015
	($ in millions)
Copper	$43.1	$43.6	$58.3
Zinc	8.5	8.7	5.6
Lead	9.1	9.3	18.5
Natural gas	0.9	2.0	4.3

As of March 31, 2016, the counterparty to $35.0 million of these commodity forward contracts is Wells Fargo Bank, N.A. (Wells Fargo), a major financial institution, and the counterparty to $26.6 million of these commodity forward contracts is Citibank, a major financial institution.

We use cash flow hedges for certain raw material and energy costs such as copper, zinc, lead, electricity and natural gas to provide a measure of stability in managing our exposure to price fluctuations associated with forecasted purchases of raw materials and energy used in the company’s manufacturing process. At March 31, 2016, we had open positions in futures contracts through 2021. If all open futures contracts had been settled on March 31, 2016, we would have recognized a pretax loss of $6.6 million.

If commodity prices were to remain at March 31, 2016 levels, approximately $2.7 million of deferred losses would be reclassified into earnings during the next twelve months. The actual effect on earnings will be dependent on actual commodity prices when the forecasted transactions occur.

Fair value hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. We include the gain or loss on the hedged items (fixed-rate borrowings) in the same line item, interest expense, as the offsetting loss or gain on the related interest rate swaps. We had no interest rate swaps designated as fair value hedges as of March 31, 2016, December 31, 2015 and March 31, 2015.

In June 2012, we terminated $73.1 million of interest rate swaps with Wells Fargo that had been entered into on the SunBelt Notes in May 2011. The result was a gain of $2.2 million, which will be recognized through 2017. As of March 31, 2016, $0.3 million of this gain was included in long-term debt. Pursuant to a note purchase agreement dated December 22, 1997, the SunBelt Chlor Alkali Partnership (SunBelt) sold $97.5 million of Guaranteed Senior Secured Notes due 2017, Series O, and $97.5 million of Guaranteed Senior Secured Notes due 2017, Series G. We refer to these notes as the SunBelt Notes. The SunBelt Notes bear interest at a rate of 7.23% per annum, payable semi-annually in arrears on each June 22 and December 22.

We use interest rate swaps as a means of managing interest expense and floating interest rate exposure to optimal levels. These interest rate swaps are treated as fair value hedges. The accounting for gains and losses associated with changes in fair value of the derivative and the effect on the condensed financial statements will depend on the hedge designation and whether the hedge is effective in offsetting changes in fair value of cash flows of the asset or liability being hedged.

Financial statement impacts

We present our derivative assets and liabilities in our condensed balance sheets on a net basis whenever we have a legally enforceable master netting agreement with the counterparty to our derivative contracts. We use these agreements to manage and substantially reduce our potential counterparty credit risk.

The following table summarizes the location and fair value of the derivative instruments on our condensed balance sheets. The table disaggregates our net derivative assets and liabilities into gross components on a contract-by-contract basis before giving effect to master netting arrangements:

	Asset Derivatives				Liability Derivatives
		Fair Value				Fair Value
Derivatives Designated as Hedging Instruments	Balance Sheet Location	March 31, 2016	December 31, 2015	March 31, 2015	Balance Sheet Location	March 31, 2016	December 31, 2015	March 31, 2015
		($ in millions)			($ in millions)
Interest rate contracts	Other current assets	$—	$—	$—	Current installments of long- term debt	$0.6	$1.2	$—
Interest rate contracts	Other assets	—	—	—	Long-term debt	0.3	0.4	3.8
Commodity contracts – losses	Other current assets	—	—	—	Accrued liabilities	7.6	11.5	8.1
Commodity contracts – gains	Other current assets	—	—	—	Accrued liabilities	(1.0)	(0.1)	(0.5)

		$—	$—	$—		$7.5	$13.0	$11.4

Derivatives Not Designated as Hedging Instruments
Interest rate contracts – gains	Other current assets	$0.9	$1.2	$—	Accrued liabilities	$—	$—	$—
Interest rate contracts – losses	Other current assets	(0.4)	(0.1)	—	Accrued liabilities	—	—	—
Interest rate contracts – gains	Other assets	—	—	3.9	Other liabilities	—	—	—
Interest rate contracts – losses	Other assets	—	—	(1.0)	Other liabilities	—	—	—
Commodity contracts – losses	Other current assets	—	—	—	Accrued liabilities	0.1	0.2	1.2
Foreign exchange contracts – gains	Other current assets	0.4	0.1	—	Accrued liabilities	(0.3)	—	—
Foreign exchange contracts – losses	Other current assets	(0.4)	—	—	Accrued liabilities	1.8	—	—

		$0.5	$1.2	$2.9		$1.6	$0.2	$1.2

Total derivatives(1)		$0.5	$1.2	$2.9		$9.1	$13.2	$12.6

(1)	Does not include the impact of cash collateral received from or provided to counterparties.

The following table summarizes the effects of derivative instruments on our condensed statements of income:

		Amount of Gain (Loss)
		Three Months Ended March 31,
	Location of Gain (Loss)	2016	2015
		($ in millions)
Derivatives – Cash Flow Hedges
Recognized in other comprehensive loss (effective portion)	—	$1.1	$(2.4)

Reclassified from accumulated other comprehensive loss into income (effective portion)	Cost of goods sold	$(3.7)	$(1.9)

Derivatives – Fair Value Hedges
Interest rate contracts	Interest expense	$0.7	$0.7

Derivatives Not Designated as Hedging Instruments
Commodity contracts	Cost of goods sold	$(0.4)	$(1.7)
Foreign exchange contracts	Selling and administration	(3.1)	—

		$(3.5)	$(1.7)

The ineffective portion of changes in fair value resulted in zero charged or credited to earnings for the three months ended March 31, 2016 and 2015.

Credit risk and collateral

By using derivative instruments, we are exposed to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, our credit risk will equal the fair value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes us, thus creating a repayment risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, assume no repayment risk. We minimize the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties. We monitor our positions and the credit ratings of our counterparties, and we do not anticipate non-performance by the counterparties.

Based on the agreements with our various counterparties, cash collateral is required to be provided when the net fair value of the derivatives, with the counterparty, exceed a specific threshold. If the threshold is exceeded, cash is either provided by the counterparty to us if the value of the derivatives is our asset, or cash is provided by us to the counterparty if the value of the derivatives is our liability. As of March 31, 2016 and March 31, 2015, this threshold was not exceeded. As of December 31, 2015, the amount recognized in accrued liabilities for cash collateral provided by us to counterparties was $5.6 million. In all instances where we are party to a master netting agreement, we offset the receivable or payable recognized upon payment of cash collateral against the fair value amounts recognized for derivative instruments that have also been offset under such master netting agreements.

FAIR VALUE MEASUREMENTS

Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties or the amount that would be paid to transfer a liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

Assets and liabilities recorded at fair value in the condensed balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, defined by ASC 820 “Fair Value Measurements and Disclosures” (ASC 820) are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, and are as follows:

Level 1 — Inputs were unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) were either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflected management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration was given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

We are required to separately disclose assets and liabilities measured at fair value on a recurring basis, from those measured at fair value on a nonrecurring basis. Nonfinancial assets measured at fair value on a nonrecurring basis are intangible assets and goodwill, which are reviewed annually in the fourth quarter and/or when circumstances or other events indicate that impairment may have occurred.

Determining which hierarchical level an asset or liability falls within requires significant judgment. We evaluate our hierarchy disclosures each quarter. The following table summarizes the assets and liabilities measured at fair value in the condensed balance sheets:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
	($ in millions)
Balance at March 31, 2016
Assets
Interest rate swaps	$—	$0.5	$—	$0.5
Liabilities
Interest rate swaps	$—	$0.9	$—	$0.9
Commodity forward contracts	—	6.7	—	6.7
Foreign exchange contracts	—	1.5	—	1.5
Balance at December 31, 2015
Assets
Interest rate swaps	$—	$1.1	$—	$1.1
Foreign exchange contracts	—	0.1	—	0.1
Liabilities
Interest rate swaps	$—	$1.6	$—	$1.6
Commodity forward contracts	—	11.6	—	11.6
Balance at March 31, 2015
Assets
Interest rate swaps	$—	$2.9	$—	$2.9
Liabilities
Interest rate swaps	$—	$3.8	$—	$3.8
Commodity forward contracts	—	8.8	—	8.8

For the three months ended March 31, 2016, there were no transfers into or out of Level 1, Level 2 or Level 3.

Interest Rate Swaps

The fair value of the interest rate swaps was included in other current assets, current installments of long-term debt and long-term debt as of March 31, 2016 and December 31, 2015. The fair value of the interest rate swaps was included in other assets and long-term debt as of March 31, 2015. These financial instruments were valued using the “income approach” valuation technique. This method used valuation techniques to convert future amounts to a single present amount. The measurement was based on the value indicated by current market expectations about those future amounts. We use interest rate swaps as a means of managing interest expense and floating interest rate exposure to optimal levels.

Commodity Forward Contracts

The fair value of the commodity forward contracts was classified in accrued liabilities as of March 31, 2016, December 31, 2015 and March 31, 2015, with unrealized gains and losses included in accumulated other comprehensive loss, net of applicable taxes. These financial instruments were valued primarily based on prices and other relevant information observable in market transactions involving identical or comparable assets or liabilities including both forward and spot prices for commodities. We use commodity forward contracts for certain raw materials and energy costs such as copper, zinc, lead, electricity and natural gas to provide a measure of stability in managing our exposure to price fluctuations.

Foreign Currency Contracts

The fair value of foreign currency contracts was classified within other current assets and accrued liabilities as of March 31, 2016 and December 31, 2015, with gains and losses included in selling and administration expense as these financial instruments do not meet the criteria to qualify for hedge accounting. We had no fair value of foreign currency contracts as of March 31, 2015. We enter into forward sales and purchase contracts to manage currency risk resulting from purchase and sale commitments denominated in foreign currencies.

Financial Instruments

The carrying values of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value of our long-term debt was determined based on current market rates for debt of similar risk and maturities. The following table summarizes the fair value measurements of debt and the actual debt recorded on our condensed balance sheets:

	Fair Value Measurements				Amount recorded on balance sheets
	Level 1	Level 2	Level 3	Total
	($ in millions)
Balance at March 31, 2016	$—	$3,778.5	$153.0	$3,931.5	$3,833.0
Balance at December 31, 2015	—	3,826.9	153.0	3,979.9	3,848.8
Balance at March 31, 2015	—	538.7	153.0	691.7	665.1

Nonrecurring Fair Value Measurements

In addition to assets and liabilities that are recorded at fair value on a recurring basis, we record assets and liabilities at fair value on a nonrecurring basis as required by ASC 820. There were no assets measured at fair value on a nonrecurring basis as of March 31, 2016, December 31, 2015 and March 31, 2015.

SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

The following condensed consolidating guarantor financial information is presented to comply with the requirements of Rule 3-10 of Regulation S-X.

In October 2015, Spinco (the Issuer) issued $720.0 million aggregate principal amount of the 2023 Notes and $500.0 million aggregate principal amount of the 2025 Notes (collectively, the Notes). The Issuer was formed on March 13, 2015 as a wholly owned subsidiary of TDCC and upon closing of the Acquisition became a 100% owned subsidiary of Olin (the Parent Guarantor). The Notes are fully and unconditionally guaranteed by the Parent Guarantor.

The following condensed consolidating financial information presents the condensed consolidating balance sheets as of March 31, 2016, December 31, 2015 and March 31, 2015, and the related condensed consolidating statements of operations, comprehensive income and cash flows for the three months ended March 31, 2016 and March 31, 2015, of (a) the Parent Guarantor, (b) the Issuer, (c) the non-guarantor subsidiaries, (d) elimination entries necessary to consolidate the Parent Guarantor with the Issuer and the non-guarantor subsidiaries and (e) Olin on a consolidated basis. Investments in consolidated subsidiaries are presented under the equity method of accounting.

CONDENSED CONSOLIDATING BALANCE SHEETS

March 31, 2016

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$19.8	$—	$295.8	$—	$315.6
Receivables, net	119.3	—	693.9	—	813.2
Intercompany receivables	—		1,498.9	(1,498.9)	—
Income taxes receivable	35.3	—	1.0	—	36.3
Inventories	173.3	—	506.2	—	679.5
Current deferred income taxes	—	—	2.6	(2.6)	—
Other current assets	150.7	5.0	6.2	(129.1)	32.8

Total current assets	498.4	5.0	3,004.6	(1,630.6)	1,877.4
Property, plant and equipment, net	501.4	—	3,357.6	—	3,859.0
Investment in Subsidiaries	5,970.8	3,675.2	—	(9,646.0)	—
Deferred income taxes	170.8	—	—	(63.4)	107.4
Other assets	42.8	—	421.0	—	463.8
Long-term receivables—affiliates	—	2,553.2	—	(2,553.2)	—
Intangible assets, net	0.1	—	663.1	—	663.2
Goodwill	—	985.4	1,160.7	—	2,146.1

Total assets	$7,184.3	$7,218.8	$8,607.0	$(13,893.2)	$9,116.9

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	$192.9	$—	$12.2	$—	$205.1
Accounts payable	45.9	—	432.2	—	478.1
Intercompany payables	1,459.5	39.4	—	(1,498.9)	—
Income taxes payable	2.5	—	14.2	(2.6)	14.1
Accrued liabilities	267.8	—	213.6	(129.1)	352.3

Total current liabilities	1,968.6	39.4	672.2	(1,630.6)	1,049.6
Long-term debt	1,067.7	2,547.8	12.4	—	3,627.9

CONDENSED CONSOLIDATING BALANCE SHEETS

March 31, 2016

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Accrued pension liability	182.4	—	452.8	—	635.2
Deferred income taxes	8.6	189.7	892.7	—	1,091.0
Long-term payables—affiliates	1,291.8	281.7	979.7	(2,553.2)	—
Other liabilities	292.4	—	111.4	(63.4)	340.4

Total liabilities	4,811.5	3,058.6	3,121.2	(4,247.2)	6,744.1
Commitments and contingencies
Shareholders’ equity:
Common stock	165.2	—	14.6	(14.6)	165.2
Additional paid-in capital	2,238.9	4,146.1	4,790.3	(8,936.4)	2,238.9
Accumulated other comprehensive loss	(470.2)	—	(7.2)	7.2	(470.2)
Retained earnings	438.9	14.1	688.1	(702.2)	438.9

Total shareholders’ equity	2,372.8	4,160.2	5,485.8	(9,646.0)	2,372.8

Total liabilities and shareholders’ equity	$7,184.3	$7,218.8	$8,607.0	$(13,893.2)	$9,116.9

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2015

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$119.4	$—	$272.6	$—	$392.0
Receivables, net	107.7	—	679.4	(3.7)	783.4
Intercompany receivables	—	—	995.0	(995.0)	—
Income taxes receivable	34.6	—	1.5	(3.2)	32.9
Inventories	166.0	—	519.2	—	685.2
Current deferred income taxes	—	—	2.7	(2.7)	—
Other current assets	152.1	5.0	4.6	(121.8)	39.9

Total current assets	579.8	5.0	2,475.0	(1,126.4)	1,933.4
Property, plant and equipment, net	508.7	—	3,444.7	—	3,953.4
Investment in Subsidiaries	5,905.0	3,636.3	—	(9,541.3)	—
Deferred income taxes	—	—	104.6	(8.7)	95.9
Other assets	43.5	—	411.1	—	454.6
Long-term receivables—affiliates	—	2,562.6	—	(2,562.6)	—
Intangible assets, net	0.5	—	677.0	—	677.5
Goodwill	—	990.2	1,183.9	—	2,174.1

Total assets	$7,037.5	$7,194.1	$8,296.3	$(13,239.0)	$9,288.9

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	$192.8	$—	$12.2	$—	$205.0
Accounts payable	36.1	—	576.6	(4.5)	608.2
Intercompany payables	966.0	29.0	—	(995.0)	—
Income taxes payable	2.7	—	8.1	(5.9)	4.9
Accrued liabilities	227.8	—	221.3	(121.0)	328.1

Total current liabilities	1,425.4	29.0	818.2	(1,126.4)	1,146.2
Long-term debt	1,084.0	2,547.4	12.4	—	3,643.8
Accrued pension liability	484.3	—	164.6	—	648.9
Deferred income taxes	32.5	189.7	881.7	(8.7)	1,095.2
Long-term payables—affiliates	1,296.4	286.5	979.7	(2,562.6)	—
Other liabilities	296.1	—	39.9	—	336.0

Total liabilities	4,618.7	3,052.6	2,896.5	(3,697.7)	6,870.1
Commitments and contingencies
Shareholders’ equity:
Common stock	165.1	—	14.6	(14.6)	165.1
Additional paid-in capital	2,236.4	4,146.1	4,789.6	(8,935.7)	2,236.4
Accumulated other comprehensive loss	(492.5)	—	(31.7)	31.7	(492.5)
Retained earnings	509.8	(4.6)	627.3	(622.7)	509.8

Total shareholders’ equity	2,418.8	4,141.5	5,399.8	(9,541.3)	2,418.8

Total liabilities and shareholders’ equity	$7,037.5	$7,194.1	$8,296.3	$(13,239.0)	$9,288.9

CONDENSED CONSOLIDATING BALANCE SHEETS

March 31, 2015

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$179.2	$—	$17.6	$—	$196.8
Receivables, net	130.0	—	173.8	—	303.8
Intercompany receivables	—	—	622.7	(622.7)	—
Income taxes receivable	15.1	—	—	—	15.1
Inventories	149.1	—	67.0	—	216.1
Current deferred income taxes	42.6	—	11.4	—	54.0
Other current assets	111.9	—	2.2	(96.7)	17.4

Total current assets	627.9	—	894.7	(719.4)	803.2
Property, plant and equipment, net	503.7	—	416.2	—	919.9
Investment in Subsidiaries	1,694.2	—	—	(1,694.2)	—
Deferred income taxes	64.1	—	—	(51.2)	12.9
Other assets	60.1	—	10.1	—	70.2
Intangible assets, net	0.5	—	119.3	—	119.8
Goodwill	—	—	747.1	—	747.1

Total assets	$2,950.5	$—	$2,187.4	$(2,464.8)	$2,673.1

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	$4.2	$—	$12.2	$—	$16.4
Accounts payable	60.7	—	87.7	(0.6)	147.8
Intercompany payables	622.7	—	—	(622.7)	—
Income taxes payable	1.1	—	—	—	1.1
Accrued liabilities	135.5	—	165.7	(96.1)	205.1

Total current liabilities	824.2	—	265.6	(719.4)	370.4
Long-term debt	623.9	—	24.8	—	648.7
Accrued pension liability	165.0	—	2.2	—	167.2
Deferred income taxes	—	—	158.5	(51.2)	107.3
Other liabilities	319.2	—	42.1	—	361.3

Total liabilities	1,932.3	—	493.2	(770.6)	1,654.9
Commitments and contingencies
Shareholders’ equity:
Common stock	77.5	—	14.6	(14.6)	77.5
Additional paid-in capital	792.1	—	1,221.3	(1,221.3)	792.1
Accumulated other comprehensive loss	(439.7)	—	(20.1)	20.1	(439.7)
Retained earnings	588.3	—	478.4	(478.4)	588.3

Total shareholders’ equity	1,018.2	—	1,694.2	(1,694.2)	1,018.2

Total liabilities and shareholders’ equity	$2,950.5	$—	$2,187.4	$(2,464.8)	$2,673.1

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2016

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Sales	$320.7	$—	$1,141.3	$(113.8)	$1,348.2
Operating expenses:
Cost of goods sold	275.3	—	1,013.9	(113.8)	1,175.4
Selling and administration	36.8	—	51.3	—	88.1
Restructuring charges	0.3	—	92.5	—	92.8
Acquisition-related costs	10.2	—	—	—	10.2
Other operating (loss) income	(0.5)	—	11.4	—	10.9

Operating (loss) income	(2.4)	—	(5.0)	—	(7.4)
Earnings of non-consolidated affiliates	0.2	—	—	—	0.2
Equity income (loss) in subsidiaries	(28.8)	43.6	—	(14.8)	—
Interest expense	10.7	38.2	1.0	(1.4)	48.5
Interest income	0.8	—	0.9	(1.4)	0.3

Income (loss) before taxes	(40.9)	5.4	(5.1)	(14.8)	(55.4)
Income tax (benefit) provision	(3.0)	(13.3)	(1.2)	—	(17.5)

Net (loss) income	$(37.9)	$18.7	$(3.9)	$(14.8)	$(37.9)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2015

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Sales	$323.1	$—	$289.4	$(94.5)	$518.0
Operating expenses:
Cost of goods sold	274.7	—	253.0	(94.5)	433.2
Selling and administration	35.3	—	11.7	—	47.0
Restructuring charges	—	—	1.2	—	1.2
Acquisition-related costs	10.4	—	—	—	10.4
Other operating (loss) income	(0.6)	—	0.4	—	(0.2)

Operating income	2.1	—	23.9	—	26.0
Earnings of non-consolidated affiliates	0.4	—	—	—	0.4
Equity income (loss) in subsidiaries	15.1	—	—	(15.1)	—
Interest expense	7.9	—	0.5	(1.3)	7.1
Interest income	0.8	—	0.8	(1.3)	0.3

Income (loss) before taxes	10.5	—	24.2	(15.1)	19.6
Income tax (benefit) provision	(2.6)	—	9.1	—	6.5

Net income (loss)	$13.1	$—	$15.1	$(15.1)	$13.1

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

Three Months Ended March 31, 2016

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net (loss) income	$(37.9)	$18.7	$(3.9)	$(14.8)	$(37.9)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments, net	15.5	—	15.5	(15.5)	15.5
Unrealized losses on derivative contracts, net	3.0	—	—	—	3.0
Amortization of prior service costs and actuarial losses, net	3.8	—	0.5	(0.5)	3.8

Total other comprehensive income (loss), net of tax	22.3	—	16.0	(16.0)	22.3

Comprehensive (loss) income	$(15.6)	$18.7	$12.1	$(30.8)	$(15.6)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

Three Months Ended March 31, 2015

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net income (loss)	$13.1	$—	$15.1	$(15.1)	$13.1
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments, net	(1.4)	—	(1.4)	1.4	(1.4)
Unrealized losses on derivative contracts, net	(0.3)	—	—	—	(0.3)
Amortization of prior service costs and actuarial losses, net	5.1	—	0.4	(0.4)	5.1

Total other comprehensive income (loss), net of tax	3.4	—	(1.0)	1.0	3.4

Comprehensive income (loss)	$16.5	$—	$14.1	$(14.1)	$16.5

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2016

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net Operating Activities	$(35.5)	$—	$82.5	$—	$47.0

Investing Activities
Capital expenditures	(16.2)	—	(59.9)	—	(76.1)
Proceeds from disposition of property, plant and equipment	—	—	0.1	—	0.1
Distributions from affiliated companies, net	2.2	—	—	—	2.2

Net investing activities	(14.0)	—	(59.8)	—	(73.8)

Financing Activities
Long-term debt repayments	(0.2)	(16.9)	—	—	(17.1)
Dividends paid	(33.0)	—	—	—	(33.0)
Intercompany financing activities	(16.9)	16.9	—	—	—

Net financing activities	(50.1)	—	—	—	(50.1)

Effect of exchange rate changes on cash and cash equivalents	—	—	0.5	—	0.5
Net (decrease) increase in cash and cash equivalents	(99.6)	—	23.2	—	(76.4)
Cash and cash equivalents, beginning of year	119.4	—	272.6	—	392.0

Cash and cash equivalents, end of year	$19.8	$—	$295.8	$—	$315.6

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2015

(In millions)

(Unaudited)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net Operating Activities	$(15.5)	$—	$5.9	$—	$(9.6)

Investing Activities
Capital expenditures	(18.6)	—	(4.7)	—	(23.3)
Proceeds from disposition of property, plant and equipment	0.2	—	0.4	—	0.6
Distributions from affiliated companies, net	2.2	—	—	—	2.2
Other investing activities	—	—	(1.4)	—	(1.4)

Net investing activities	(16.2)	—	(5.7)	—	(21.9)

Financing Activities
Long-term debt repayments	(1.0)	—	—	—	(1.0)
Stock options exercised	2.0	—	—	—	2.0
Excess tax benefits from stock-based compensation	0.3	—	—	—	0.3
Dividends paid	(15.5)	—	—	—	(15.5)
Debt and equity issuance costs	(14.3)	—	—	—	(14.3)

Net financing activities	(28.5)	—	—	—	(28.5)

Net (decrease) increase in cash and cash equivalents	(60.2)	—	0.2	—	(60.0)
Cash and cash equivalents, beginning of year	239.4	—	17.4	—	256.8

Cash and cash equivalents, end of year	$179.2	$—	$17.6	$—	$196.8